Exhibit 99.2

                              BUSINESS STRATEGY

      Continue to Grow Core Brands and Expand Into New Categories and Distribution Channels. Our well-recognized cosmetics and OTC pharmaceutical brands, significant market shares and proven ability to develop and launch innovative new products create a strong foundation for growth. We intend to utilize this foundation to continue to grow our core brands and expand into new categories and channels. For example, in 2005, we intend to:

o Grow our nail care franchise by launching several new nail treatment and enamel products, including a line of nail care products offered under the Elizabeth Arden(R) Red Door(R) name that targets the increasingly important nail salon channel, a distribution channel in which we do not currently compete;

o Extend the Orajel(R) franchise with the planned launch of exciting new products including Orajel(R) Tooth Desensitizer and Orajel(R) American Idol(TM) Toothpaste. We believe Orajel(R) Tooth Desensitizer is the first FDA-approved liquid OTC treatment providing immediate relief for sensitive teeth. Such treatments were previously available only through a dentist. Over 50 million adults suffer from sensitive teeth in the United States; and

o Launch an array of new lip pencils and face and eye products that broaden the N.Y.C. New York Color(R) product line and expand the brand's price points. Furthermore, we anticipate increasing the level of distribution for the brand with both existing and new customers.

      Additionally, in the near term, we plan to expand our presence in distribution channels that offer significant growth potential, including convenience stores, which we believe will increase our sales and expand our key franchises.

      Continue to Strengthen our Relationship With Retailers. As category captain in nail care and category validator in oral analgesics, we continue to identify market trends and fill unmet consumer needs, allowing us to strengthen our relationships with retailers. In addition, we will continue to provide our retail customers with products that are innovative and provide increased features, benefits, convenience and value. We plan to further increase our already high customer service levels and continue to partner with retailers to develop customer specific programs and creative marketing strategies that drive increased retail sales per linear foot.

      Expand our International Presence. We currently operate internationally on a direct basis in Canada and Puerto Rico, and through distributors, licensees and joint venture relationships in over 40 other countries. Although our international business has experienced strong historical growth, international sales represented only approximately $62.5 million, or 12.5%, of our gross sales for the twelve months ended September 30, 2004. We plan to increase our international presence by taking advantage of the significant opportunity that exists for our products in Western Europe, Asia and South America. Our international sales and distribution strategy is to establish additional direct operations in foreign countries, expand our presence in existing markets and increase the number of markets in which we operate through distributors, licensees and joint ventures. We seek to build the same strong presence with international retailers that we currently have with domestic retailers and intend to expand the scope of our international marketing efforts.

      Realize Expected Cost Savings. We have identified plans to reduce our administrative, manufacturing and marketing costs. We believe that these savings would have reduced our expenses during the twelve months ended September 30, 2004 by a total of approximately $18.9 million if the transactions had closed and these plans had been implemented at the beginning of such period. These detailed cost savings include the following:

o Eliminate approximately $6.8 million of salary, administrative and other costs related to the office of the current chairman and CEO, who will retire in connection with the transactions, costs associated with our employee stock ownership plan, which will be discontinued in connection with the transactions and costs that will no longer be incurred when we are a privately held company;

o Achieve approximately $5.4 million of cost savings from the recent expansion and modernization of our manufacturing facility located in Rocky Point, North Carolina and the rationalization of our secondary manufacturing facilities. In early 2004, we closed our manufacturing facility in Farmingdale, New York and transferred its operations to Rocky Point, North Carolina. In 2005, we believe our results will reflect the expected benefits from the relocation, including reduced labor, employee benefit, warehouse, freight and utilities costs and lower state and local taxes;

o Eliminate transition costs estimated at approximately $2.4 million related to the move from Farmingdale, New York to Rocky Point, North Carolina in the first half of 2004, including temporary employees and duplicative maintenance and utility costs;

o Achieve approximately $2.0 million of manufacturing cost savings from insourcing certain nail enamel production to our manufacturing facility in Rocky Point, North Carolina and outsourcing the production of selected N.Y.C. New York Color(R) cosmetics stock keeping units, or SKUs; and

o Reduce marketing spending by approximately $2.3 million on certain non-core OTC pharmaceutical brands by shifting our focus from growing sales and long-term brand equity across all of our OTC pharmaceutical brands to focusing our marketing expenditures on our core OTC pharmaceutical brands and managing non-core OTC pharmaceutical brands for profitability.

                          RISKS RELATED TO COST SAVINGS

      We may not be able to fully implement these business strategies or realize, in whole or in part or within the time frames anticipated, the expected cost savings and related efficiency improvements outlined above. Our cost savings and efficiency improvement strategies are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. Additionally, our business strategy may change from time to time.